Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Registration Statement on Form SB-2 of our report dated April 12, 2007 (which describes an uncertainty as to going concern), relating to our audit of the financial statements of Coates International, Ltd. for the year ended December 31, 2006 and to the reference to our firm under the caption "Experts" in the Prospectus.

/s/ Weiser LLP

Weiser LLP

New York, NY
May 24, 2007